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                                                                      EXHIBIT 16


               SAILS MANDATORILY EXCHANGEABLE SECURITIES CONTRACT


                                   dated as of


                                  March 8, 2001




                                      among




                         ZG NEVADA LIMITED PARTNERSHIP,



                    CREDIT SUISSE FIRST BOSTON INTERNATIONAL


                                       and


                CREDIT SUISSE FIRST BOSTON CORPORATION, as Agent
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                                TABLE OF CONTENTS

                             ----------------------

                                                                            PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions.....................................................1

                                    ARTICLE 2
                                SALE AND PURCHASE

SECTION 2.01.  Sale and Purchase...............................................6
SECTION 2.02.  Purchase Price..................................................6
SECTION 2.03.  Payment for and Delivery of Contract Shares.....................6
SECTION 2.04.  Cash Settlement Option..........................................7

                                    ARTICLE 3
                              TERMINATION BY SELLER

SECTION 3.01.  Termination by Seller...........................................7

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 4.01.  Representations and Warranties of Seller........................8

                                    ARTICLE 5
                        CONDITIONS TO BUYER'S OBLIGATIONS

SECTION 5.01.  Conditions.....................................................11

                                    ARTICLE 6
                                    COVENANTS

SECTION 6.01.  Taxes..........................................................12
SECTION 6.02.  Forward Contract...............................................13
SECTION 6.03.  Notices........................................................13
SECTION 6.04.  Further Assurances.............................................13
SECTION 6.05.  Securities Contract............................................14
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                                    ARTICLE 7
                                   ADJUSTMENTS

SECTION 7.01.  Dilution Adjustments..........................................14
SECTION 7.02.  Reorganization Events.........................................16
SECTION 7.03.  Provisions Relating to Reorganization Events and Spin-Offs....16
SECTION 7.04.  Termination and Payment.......................................17

                                    ARTICLE 8
                                  ACCELERATION

SECTION 8.01.  Acceleration...................................................18

                                    ARTICLE 9
                                  MISCELLANEOUS

SECTION 9.01.  Notices........................................................20
SECTION 9.02.  Governing Law; Submission to Jurisdiction; Severability; Waiver
                of Jury Trial; Service of Process.............................20
SECTION 9.03.  Entire Agreement; Other........................................21
SECTION 9.04.  Amendments, Waivers............................................21
SECTION 9.05.  No Third Party Rights, Successors and Assigns..................21
SECTION 9.06.   Calculation Agent.............................................22
SECTION 9.07.  Netting and Set-off............................................22
SECTION 9.08.  Matters Related to Credit Suisse First Boston Corporation, as
                Agent.........................................................23
SECTION 9.09.  Counterparts...................................................24
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               SAILS MANDATORILY EXCHANGEABLE SECURITIES CONTRACT


         THIS AGREEMENT is made as of this 8th day of March, 2001 among ZG NEVADA LIMITED PARTNERSHIP ("SELLER"), a Nevada limited partnership, CREDIT SUISSE FIRST BOSTON CORPORATION, as agent (the "AGENT") hereunder, and CREDIT SUISSE FIRST BOSTON INTERNATIONAL ("BUYER").

         WHEREAS, Seller owns shares of common stock, par value $0.0001 per share, of Digital Lightwave, Inc., a Delaware corporation (the "ISSUER"), or security entitlements in respect thereof (the "COMMON STOCK");

         WHEREAS, Seller has agreed, pursuant to the Pledge Agreement (as defined herein), to grant Buyer a security interest in certain shares of Common Stock to secure the obligations of Seller hereunder;

         WHEREAS, Seller and Buyer are willing to sell and purchase such shares of Common Stock at the time and on the terms set forth herein;

         NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:



                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. Definitions. As used herein, the following words and phrases shall have the following meanings:

         "ACCELERATION AMOUNT" has the meaning provided in Section 8.01.

         "ACCELERATION AMOUNT NOTICE" has the meaning provided in Section 8.01.

         "ACCELERATION DATE" has the meaning provided in Section 8.01.

         "ACCELERATION DELIVERY DATE" has the meaning provided in Section 8.01.

         "ACCELERATION EVENT" has the meaning provided in Section 8.01.

         "ACQUIRING CORPORATION" has the meaning provided in Section 7.02.
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         "BANKRUPTCY CODE" has the meaning provided in Section 6.05.

         "BASE AMOUNT" has the meaning provided in Section 2.01.

         "BUSINESS DAY" means any day on which commercial banks are open for business in New York City.

         "CALCULATION AGENT" means Credit Suisse First Boston International.

         "CASH SETTLEMENT AMOUNT" means an amount of cash equal to the product of the Maturity Price and the number of shares of Common Stock equal to the product of (i) the Base Amount and (ii) the Exchange Rate.

         "CEA" has the meaning provided in Section 4.01(k).

         "CLOSING PRICE" of any security on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the Exchange for the regular trading session on such date or, if such security is not listed on a national securities exchange or quoted on a national automated quotation system, the last quoted bid price for such security in the over-the-counter market for the regular trading session for such date, as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by the Calculation Agent.

         "COLLATERAL ACCOUNT" has the meaning provided in the Pledge Agreement.

         "CONTRACT SHARE AMOUNT" has the meaning provided in Section 2.03(b).

         "CONTRACT SHARES" has the meaning provided in Section 2.03(b).

         "CUSTODIAN" has the meaning provided in the Pledge Agreement.

         "EXCHANGE" means, at any time, the principal national securities exchange or automated quotation system, if any, on which the Common Stock is listed or quoted at such time.

         "EXCHANGE BUSINESS DAY" means any day that is (or, but for the occurrence of a Market Disruption Event, would have been) a trading day on the Exchange, other than a day on which trading on the Exchange is scheduled to close prior to its regular weekday closing time.

         "EXCHANGE RATE" has the meaning provided in Section 2.03(c).


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         "FREE STOCK" means Common Stock that is not subject to any Transfer
Restrictions (other than Transfer Restrictions arising solely from the fact that Seller is an "affiliate", within the meaning of Rule 144 under the Securities Act, of the Issuer) in the hands of Seller immediately prior to delivery to Buyer hereunder and would not upon delivery to Buyer be subject to any Transfer Restrictions in the hands of Buyer.

         "GENERAL PARTNER" means ZG Nevada, Inc., a Nevada corporation.

         "ISSUE PRICE" has the meaning provided in Section 2.03(c).

         "LIEN" means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

         "LIMITED PARTNER" means Bryan J. Zwan.

         "MARKET DISRUPTION EVENT" means the occurrence or the existence on any Exchange Business Day during the one-half hour period ending at the close of the regular trading session on the relevant exchange of any suspension of or limitation in trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in listed options on the Common Stock, if any, if, in the determination of the Calculation Agent, such suspension or limitation is material.

         "MARKET VALUE" means, as of any date with respect to any share of Common Stock, the Closing Price per share of Common Stock for the Exchange Business Day prior to such date.

         "MARKETABLE SECURITIES" means shares of common stock of a Publicly-Traded Entity that are not subject to any Transfer Restrictions.

         "MATURITY DATE" means March 8, 2006.

         "MATURITY PRICE" means the average of the Closing Prices per share of the Common Stock on the 20 Trading Days beginning 30 Exchange Business Days immediately prior to the Maturity Date; provided that if there are not 20 Trading Days during the period beginning 30 Exchange Business Days immediately prior to the Maturity Date and ending on the Exchange Business Day immediately prior to the Maturity Date, the Maturity Price shall be the market value of one share of Common Stock during such period as determined by the Calculation Agent.

         "NEW COMMON STOCK" has the meaning provided in Section 7.01(c).

         "NON-STOCK CONSIDERATION" has the meaning provided in Section 7.02.


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         "OPTIONAL TERMINATION DATE" has the meaning provided in Section 3.01.

         "ORGANIZATIONAL DOCUMENTS" means the Certificate of Limited Partnership of Seller and the Amended and Restated Agreement of Limited Partnership of Seller dated as of December 24, 1997 between the General Partner and the Limited Partner, as amended from time to time.

         "ORIGINAL COMMON STOCK" has the meaning provided in Section 7.01(c).

         "PAYMENT DATE" has the meaning provided in Section 2.03(a).

         "PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PLEDGE AGREEMENT" means the SAILS Pledge Agreement dated as of the date hereof among Seller, Buyer and the Agent, as amended from time to time.

         "POTENTIAL ADJUSTMENT EVENT" has the meaning provided in Section 7.01.

         "PUBLICLY-TRADED ENTITY" means an Acquiring Corporation or a surviving or continuing corporation of the Issuer (or any successor) following a Reorganization Event, or a corporation the capital stock of which is distributed in a Spin-Off, the common stock of which is traded on any national securities exchange or automatic interdealer quotation system in the United States; provided that in the case of a Reorganization Event, the product of (i) the Closing Price per share of common stock of such Acquiring Corporation or such surviving or continuing corporation, as the case may be, on the Exchange Business Day immediately succeeding such Reorganization Event multiplied by (ii) the number of shares of such corporation's common stock held by non-affiliates of such corporation shall not be less than the product of (A) the Closing Price per share of Common Stock on the Exchange Business Day immediately preceding such Reorganization Event and (B) the number of shares of Common Stock held by non-affiliates of the Issuer.

         "PURCHASE PRICE" has the meaning provided in Section 2.02.

         "REORGANIZATION EVENT" has the meaning provided in Section 7.02.

         "REORGANIZATION TERMINATION DATE" has the meaning provided in Section 7.02.

         "REPLACEMENT VALUE" has the meaning provided in Section 8.01.


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         "SECURED PARTY" has the meaning provided in the Pledge Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SPIN-OFF" has the meaning provided in Section 7.01.

         "TERMINATION AMOUNT NOTICE" has the meaning provided in Section 7.04.

         "TERM SHEET" has the meaning provided in the Pledge Agreement.

         "THRESHOLD PRICE" has the meaning provided in Section 2.03(c).

         "TRADING DAY" is defined as any Exchange Business Day on which there is not a Market Disruption Event.

         "TRANSFER RESTRICTION" means, with respect to any share of Common Stock or item of collateral pledged under the Pledge Agreement, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such share of Common Stock or item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such share of Common Stock or item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such share of Common Stock or item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such share of Common Stock or item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such share of Common Stock or item of collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such share of Common Stock or item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such share of Common Stock or item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a "TRANSFER RESTRICTION".

         "UCC" means the Uniform Commercial Code as in effect in the State of New York.


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                                    ARTICLE 2
                                SALE AND PURCHASE

         SECTION 2.01. Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and acquire from Seller, the number of shares of Common Stock equal to the product of 330,000 (subject to reduction as provided in Section 3.01, the "BASE AMOUNT") and the Exchange Rate.

         SECTION 2.02. Purchase Price. The purchase price (the "PURCHASE PRICE") shall be $13,347,482 in cash.

         SECTION 2.03. Payment for and Delivery of Contract Shares. (a) Upon the terms and subject to the conditions of this Agreement, Buyer shall deliver to Seller the Purchase Price on March 8, 2001 (the "PAYMENT DATE") at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by Buyer and Seller, paid in immediately available funds by wire transfer to an account designated by Seller.

          (b) On the Maturity Date, Seller agrees, subject to Section 2.04, to deliver to Buyer (i) a number of shares of Free Stock (the "CONTRACT SHARES") equal to the product (the "CONTRACT SHARE AMOUNT"), rounded down to the nearest whole number, of (A) the Base Amount and (B) the Exchange Rate and (ii) cash in an amount equal to the value (based on the Maturity Price) of any fractional share not delivered as a result of such rounding. If (x) by 10:00 A.M., New York City time on the Maturity Date, Seller has not otherwise effected such delivery of Common Stock or delivered cash in lieu thereof pursuant to Section 2.04 and
(y) the Common Stock then held by or on behalf of Secured Party as collateral under the Pledge Agreement is Free Stock, then (i) Seller shall be deemed not to have elected to deliver cash in lieu of shares of Free Stock pursuant to Section
2.04 (notwithstanding any notice by Seller to the contrary) and (ii) the delivery provided by this Section 2.03(b) shall be effected by delivery to Buyer from the Collateral Account in the manner set forth in the Pledge Agreement of a number of shares of Free Stock then held by or on behalf of Secured Party as collateral under the Pledge Agreement equal to the number thereof required to be delivered by Seller to Buyer pursuant to this Section 2.03(b); provided that, notwithstanding the foregoing and without limiting the generality of Section 8.01, if Seller gives notice of Seller's election to deliver cash in lieu of shares of Free Stock on the Maturity Date pursuant to Section 2.04 and fails to deliver the Cash Settlement Amount on the Maturity Date as provided in Section 2.04, Seller shall


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be in breach of this Agreement and shall be liable to Buyer for any damages suffered by Buyer as a result of such breach, including without limitation damages suffered in connection with any decrease in the Closing Price per share of Common Stock subsequent to the 30th Exchange Business Day immediately preceding the Maturity Date.

          (c) The "EXCHANGE RATE" shall be determined by the Calculation Agent in accordance with the following formula, and is subject to adjustment as a result of certain events as provided in Article 7 and as provided in Section 5(i) of the Pledge Agreement: (i) if the Maturity Price is less than $60.4663 (the "THRESHOLD PRICE") but greater than $50.3886 (the "ISSUE PRICE"), the Exchange Rate shall be a ratio (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) equal to the Issue Price divided by the Maturity Price, (ii) if the Maturity Price is equal to or greater than the Threshold Price, the Exchange Rate shall be 0.8333 and (iii) if the Maturity Price is equal to or less than the Issue Price, the Exchange Rate shall be one (1).

         SECTION 2.04. Cash Settlement Option. Seller may, upon written notice delivered to Buyer at least 35 Exchange Business Days prior to the Maturity Date, elect to deliver the Cash Settlement Amount to Buyer on the Maturity Date by wire transfer of immediately available funds to an account designated by Buyer, in lieu of the shares of Common Stock to be delivered on the Maturity Date pursuant to Section 2.03(b).



                                    ARTICLE 3
                              TERMINATION BY SELLER

         SECTION 3.01. Termination by Seller. Seller may terminate this Agreement in whole or in part upon 35 Exchange Business Days' prior written notice to Buyer (the termination date specified in such notice, the "OPTIONAL TERMINATION DATE"). If Seller terminates this Agreement in whole, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer on the Optional Termination Date in an amount equal to the Replacement Value (calculated in the manner set forth in Section 8.01 as if the Optional Termination Date were the Acceleration Date). If Seller terminates this Agreement in part, Seller shall specify the number of shares of Common Stock with respect to which this Agreement is to be terminated and (i) Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer on the Optional Termination Date in an amount


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equal to the Replacement Value (calculated in the manner set forth in Section
8.01 as if the Optional Termination Date were the Acceleration Date; provided that for purposes of such calculation, the Base Amount shall be deemed to be such number of shares of Common Stock with respect to which this Agreement is to be terminated) and (ii) the Base Amount shall be reduced by such number of shares of Common Stock with respect to which this Agreement is to be terminated.



                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         SECTION 4.01. Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

          (a) Seller is a limited partnership duly organized and existing in good standing under the laws of the State of Nevada and has the requisite power to own its properties and to carry on its business as now being conducted.

          (b) The execution and delivery of this Agreement and the Pledge Agreement and the performance by Seller of Seller's obligations hereunder and thereunder do not violate or conflict with any provision of the Organizational Documents, any law applicable to Seller, any order or judgment of any court or other agency of government applicable to Seller or any of Seller's assets or any contractual restriction binding on or affecting Seller or any of Seller's assets.

          (c) All government and other consents that are required to have been obtained by Seller with respect to this Agreement or the Pledge Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with. Seller has complied and will comply with all applicable disclosure or reporting requirements in respect of the transactions contemplated hereby and by the Pledge Agreement, including without limitation any requirements imposed by Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder.

          (d) Seller has the requisite power and authority to enter into and perform this Agreement and the Pledge Agreement and to deliver the Contract Shares in accordance with the terms hereof. The execution and delivery of this Agreement and the Pledge Agreement by Seller and the



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         consummation by Seller of the transactions contemplated hereby and thereby (including the delivery by Seller of the Contract Shares) have been duly authorized by Seller. This Agreement and the Pledge Agreement have been duly executed and delivered by Seller. Seller's obligations under this Agreement and the Pledge Agreement constitute Seller's legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

          (e) No Acceleration Event or event that, with the giving of notice or the lapse of time or both, would constitute an Acceleration Event has occurred and is continuing and no such event would occur as a result of Seller's entering into or performing Seller's obligations under this Agreement or the Pledge Agreement.

          (f) There is not pending or, to Seller's knowledge, threatened against Seller, the General Partner or the Limited Partner any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator (including without limitation any bankruptcy, insolvency or similar proceeding) that is likely to affect the legality, validity or enforceability against Seller of this Agreement or the Pledge Agreement or Seller's ability to perform Seller's obligations under this Agreement or the Pledge Agreement.

         (g) Seller is acting for Seller's own account, and has made Seller's own independent decision to enter into this Agreement and the Pledge Agreement and as to whether this Agreement and the Pledge Agreement are appropriate or proper for Seller based upon Seller's own judgment and upon advice of such advisors as Seller deems necessary. Seller acknowledges and agrees that Seller is not relying, and has not relied, upon any communication (written or oral) of Buyer or any affiliate, employee or agent of Buyer with respect to the legal, accounting, tax or other implications of this Agreement and the Pledge Agreement and that Seller has conducted Seller's own analyses of the legal, accounting, tax and other implications hereof and thereof; it being understood that information and explanations related to the terms and conditions of this Agreement or the Pledge Agreement shall not be considered investment advice or a recommendation to enter into this Agreement or the Pledge Agreement. Seller is entering into this Agreement and the Pledge Agreement with a full understanding of all of the terms and risks hereof and thereof (economic and otherwise) and is capable of evaluating and understanding (on Seller's


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         own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks. Seller is also capable of assuming (financially and otherwise), and assumes, those risks. Seller acknowledges that neither Buyer nor any affiliate, employee or agent of Buyer is acting as a fiduciary for or an advisor to Seller in respect of this Agreement or the Pledge Agreement.

          (h) Seller is not, on the date of this Agreement, in possession of any material non-public information regarding the Issuer. Seller does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act. Neither Seller nor any person who would be considered to be the same "person" (as such term is used in Rule 144(a)(2) under the Securities Act) as Seller has, without the written consent of Buyer (which consent shall not be unreasonably withheld), sold any shares of Common Stock or hedged (through swaps, options, short sales or otherwise) any long position in the Common Stock during the period beginning on the date three months prior to the date hereof and ending on the date hereof.

         (i) Delivery of shares of Common Stock by Seller pursuant to this Agreement on the Maturity Date or an Acceleration Delivery Date will pass to Buyer title (or security entitlements) to such shares free and clear of any Liens or Transfer Restrictions (other than Transfer Restrictions arising solely from the fact that Seller is an "affiliate", within the meaning of Rule 144 under the Securities Act, of the Issuer), except for those created pursuant to the Pledge Agreement.

          (j) Seller has a valid business purpose for entering into this Agreement, and the transaction contemplated hereby is consistent with Seller's overall investment strategy. Seller currently expects that Seller will not elect to deliver cash in lieu of Common Stock on the Maturity Date pursuant to Section 2.04. Seller intends, however, to consider all relevant economic, market and business factors in ultimately determining whether to deliver cash in lieu of Common Stock on the Maturity Date.

         (k) Seller is an "eligible contract participant" (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the "CEA")) because one or more of the following is true:

                           (i)      Seller is an individual who:


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
                                    (A)      has total assets in excess of
                                             $10,000,000; or

                                    (B)      has total assets in excess of
                                             $5,000,000 and has entered into
                                             this Agreement in order to manage
                                             the risk associated with an asset
                                             owned or liability incurred, or
                                             reasonably likely to be owned or
                                             incurred, by Seller; or

                           (ii) Seller is a corporation, partnership, proprietorship, organization, trust or other entity and:

                                    (A)      Seller has total assets in excess
                                             of $10,000,000;

                                    (B)      the obligations of Seller hereunder
                                             are guaranteed, or otherwise
                                             supported by a letter of credit or
                                             keepwell, support or other
                                             agreement, by an entity of the type
                                             described in Section 1a(12)(A)(i)
                                             through (iv), 1a(12)(A)(v)(I),
                                             1a(12)(A)(vii) or 1a(12)(C) of the
                                             CEA; or

                                    (C)      Seller has a net worth in excess of
                                             $1,000,000 and has entered into
                                             this Agreement in connection with
                                             the conduct of Seller's business or
                                             to manage the risk associated with
                                             an asset or liability owned or
                                             incurred or reasonably likely to be
                                             owned or incurred by Seller in the
                                             conduct of Seller's business.



                                    ARTICLE 5
                        CONDITIONS TO BUYER'S OBLIGATIONS

         SECTION 5.01. Conditions. The obligation of Buyer to deliver the Purchase Price on the Payment Date is subject to the satisfaction of the following conditions, each of which shall be conclusively deemed to be satisfied upon payment of the Purchase Price on the Payment Date:

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
         (a) The representations and warranties of Seller contained in Article 4 and in the Pledge Agreement shall be true and correct as of the Payment Date.

         (b) The Pledge Agreement shall have been executed by the parties thereto, and Seller shall have delivered to Secured Party the Initial Pledged Items in the manner described in the Term Sheet and the Pledge Agreement, and Seller shall have executed UCC-1 financing statements in the form of Exhibit B to the Pledge Agreement for filing in the filing offices specified in Exhibit C to the Pledge Agreement.

         (c) Seller shall have performed all of the covenants and obligations to be performed by Seller hereunder and under the Pledge Agreement on or prior to the Payment Date.

         (d) Seller shall have delivered to Buyer on or prior to the Payment Date an opinion of counsel acceptable to Buyer to the effect set forth in Annex A.

         (e) Seller shall have filed, or shall have caused to be filed, in the manner contemplated by Rule 144(h) under the Securities Act, a notice on Form 144 relating to the transactions contemplated hereby in form and substance acceptable to Buyer.



                                    ARTICLE 6
                                    COVENANTS

         SECTION 6.01. Taxes. Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of any Common Stock pursuant hereto. Seller further agrees to make all payments in respect of this Agreement free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature) imposed, levied, collected, withheld or assessed by, within or on behalf of (a) the United States or any political subdivision or governmental authority thereof or therein having power to tax or (b) any jurisdiction from or through which payment on the Agreement is made by Seller, or any political subdivision or governmental authority thereof or


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
therein having power to tax. In the event such withholding or deduction is imposed, Seller agrees to indemnify Buyer for the full amount of such withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

         SECTION 6.02. Forward Contract. Seller hereby agrees that: (i) Seller will not treat this Agreement, any portion of this Agreement, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income; (ii) Seller will not treat the delivery of any portion of the shares of Common Stock or cash to be delivered pursuant to this Agreement as the payment of interest or ordinary income; (iii) Seller will treat this Agreement in its entirety as a forward contract for the delivery of such shares of Common Stock or cash; and (iv) Seller will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in (i) through (iii). Notwithstanding the preceding sentence, Seller may take any action or position required (A) by any taxing authority or (B) by law, provided that Seller delivers to Buyer an opinion of counsel, nationally recognized as expert in Federal tax matters and acceptable to Buyer, to the effect that such action or position is required by a statutory change or a Treasury regulation or applicable court decision published after the date of this Agreement.

         SECTION 6.03. Notices. Seller will cause to be delivered to Buyer:

                  (a) Immediately upon the occurrence of any Acceleration Event hereunder, notice of such occurrence; and

                  (b) In case at any time prior to the Maturity Date, Seller or the General Partner of Seller receives notice that any event requiring that an adjustment be calculated pursuant to Article 7 hereof shall have occurred or be pending, then Seller shall promptly cause to be delivered to Buyer a notice identifying such event and stating, if known to Seller, the date on which such event occurred or is to occur and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Buyer if Seller or the General Partner of Seller shall subsequently receive notice of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

         SECTION 6.04. Further Assurances. From time to time from and after the date hereof through the Maturity Date, each of the parties hereto shall use such party's reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

         SECTION 6.05. Securities Contract. The parties hereto recognize that the Custodian is a "financial institution" within the meaning of Section 101(22) of Title 11 of the United States Code (the "BANKRUPTCY CODE") and is acting as agent and custodian for Buyer in connection with this Agreement and that Buyer is a "customer" of the Custodian within the meaning of said Section 101(22). The parties hereto further recognize that this Agreement is a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of Section 555 of the Bankruptcy Code.



                                    ARTICLE 7
                                   ADJUSTMENTS

         SECTION 7.01. Dilution Adjustments. (a) Following the declaration by the Issuer of the terms of any Potential Adjustment Event occurring prior to the Maturity Date, the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Common Stock and, if so, will (i) make the corresponding adjustment, if any, to any one or more of the Base Amount, the Exchange Rate, the Threshold Price, the Issue Price, the Maturity Price, the Cash Settlement Amount, any Closing Price and any other variable relevant to the exercise, settlement or payment terms hereof or of the Pledge Agreement as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and
(ii) determine the effective date of the adjustment. The Calculation Agent may (but need not) determine the appropriate adjustment by reference to the adjustment in respect of such Potential Adjustment Event made by an options exchange to options on the Common Stock traded on that options exchange.

         (b) For these purposes, "POTENTIAL ADJUSTMENT EVENT" means any of the following:

                  (i) a subdivision, consolidation or reclassification of shares of Common Stock (which does not constitute a Reorganization Event), or a free distribution or dividend of any shares of Common Stock to existing holders of Common Stock by way of bonus, capitalization or similar issue;

                  (ii) a distribution or dividend to existing holders of Common Stock of (A) shares of Common Stock, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Issuer equally or proportionately with such payments to holders of Common Stock, or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the Calculation Agent;

                  (iii) a cash dividend;

                  (iv) a call by the Issuer in respect of shares of Common Stock that are not fully paid;

                  (v) a repurchase by the Issuer of shares of Common Stock, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or

                  (vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of the Common Stock.

         Without limiting the foregoing, the parties acknowledge that the Calculation Agent will make adjustments to the Base Amount, the Exchange Rate, the Threshold Price, the Issue Price, the Maturity Price, the Cash Settlement Amount, any Closing Price and any other variable relevant to the exercise, settlement or payment terms hereof or of the Pledge Agreement as the Calculation Agent determines appropriate to account for the value of all cash dividends (ordinary or extraordinary) with respect to the Common Stock.

         (c) Notwithstanding the foregoing, in the event of a distribution of shares of capital stock of a subsidiary of the Issuer that is a Publicly-Traded Entity (a "SPIN-OFF") made to holders of shares of Common Stock, (i) the "Contract Shares" shall include, in addition to the number of shares of Free Stock equal to the Contract Share Amount, a number of shares of New Common Stock equal to the product of (A) the Base Amount immediately prior to the consummation of the Spin-Off and (B) the number of shares of New Common Stock that a holder of one share of Original Common Stock receives in connection with such Spin-Off and (ii) the "Maturity Price" shall be equal to the sum of (A) the Maturity Price of the Original Common Stock and (B) the product of (x) Maturity Price of the New Common Stock and (y) the number of shares of New Common Stock that a holder of one share of Original Common Stock would have owned or been entitled to receive immediately following such Spin-Off. Following a Spin-Off, "ORIGINAL COMMON STOCK" shall mean the common stock of the entity that is the Issuer immediately prior to the Spin-Off and "NEW COMMON STOCK" shall mean the common equity securities of the Publicly-Traded Entity resulting from such Spin-Off.

         SECTION 7.02. Reorganization Events. In the event of (i) any consolidation or merger of the Issuer with or into another entity (other than a merger or consolidation in which the Issuer is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Issuer or another corporation), (ii) any sale, transfer, lease or conveyance of the property of the Issuer as an entirety or substantially as an entirety, (iii) any statutory exchange of securities of the Issuer with another corporation (other than in connection with a merger or acquisition) or (iv) any liquidation, dissolution or winding up of the Issuer (any such event, a "REORGANIZATION EVENT"), then (A) if there is a surviving or continuing corporation and (1) such surviving or continuing corporation is a Publicly-Traded Entity or (2) the entity (the "ACQUIRING CORPORATION") issuing the consideration received by holders of Common Stock in such Reorganization Event is a Publicly-Traded Entity, "Base Amount" shall mean the product of (x) the Base Amount immediately prior to the consummation of the Reorganization Event and (y) the number of shares of common stock of such Publicly-Traded Entity that a holder of one share of Common Stock receives in connection with such Reorganization Event and, if the consideration received by holders of Common Stock includes cash or property other than common stock of such Publicly-Traded Entity ("NON-STOCK CONSIDERATION"), Seller shall make a cash payment as if this Agreement were terminated in part pursuant to Section 3.01, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer on the date on which the Reorganization Event is consummated (the "REORGANIZATION TERMINATION DATE") in an amount equal to the Replacement Value (calculated in the manner set forth in Section 8.01 as if the Reorganization Termination Date were the Acceleration Date; provided that for purposes of such calculation, the Base Amount shall be equal to the product of (I) the Base Amount immediately prior to consummation of the Reorganization Event and (II) the percentage of the value of the consideration received by holders of Common Stock represented by the Non-Stock Consideration, as determined by the Calculation Agent) or (B) if there is no surviving or continuing corporation in such Reorganization Event or if the consideration received by holders of Common Stock consists solely of Non-Stock Consideration, this Agreement shall terminate and Seller shall make a payment or delivery to Buyer as provided in Section 7.04.

         SECTION 7.03. Provisions Relating to Reorganization Events and Spin-Offs. If a Reorganization Event occurs and clause (B) of Section 7.02 does not apply, (a) the surviving or continuing corporation or the Acquiring Corporation, as the case may be, shall be deemed to be the "Issuer" and the common equity securities of such corporation shall be deemed to be the "Common Stock" and (b) the Calculation Agent shall calculate corresponding adjustments, if any, to the Base Amount, the Exchange Rate, the Threshold Price, the Issue Price, the Maturity Price, the Cash Settlement Amount, any Closing Price and any other variable relevant to the exercise, settlement or payment terms hereof as the Calculation Agent determines appropriate to account for such event. If a Spin-Off occurs, the entity that is the Issuer immediately prior to the Spin-Off and the Publicly-Traded Entity resulting from the Spin-Off shall each be deemed to be the "Issuer" and the Original Common Stock and the New Common Stock shall each be deemed to be the "Common Stock". Following any Spin-Off, the Calculation Agent shall calculate further adjustments pursuant to this Article 7 by applying the methodology set forth in this Article 7 to both the Original Common Stock and the New Common Stock.

         SECTION 7.04. Termination and Payment. Following termination of this Agreement pursuant to clause (B) of Section 7.02 as a result of any Reorganization Event, the Calculation Agent shall determine the Replacement Value in the manner provided in Section 8.01 (calculated, for purposes of this Section 7.04, as if the Reorganization Termination Date were the Acceleration Date, and representing the fair replacement value (including both intrinsic and time value) to Buyer of an agreement with terms that would preserve for Buyer the economic equivalent of the payments and deliveries that Buyer and its affiliates would, but for the occurrence of the Reorganization Event, have been entitled to receive after the Reorganization Termination Date hereunder). As promptly as reasonably practicable after calculation of the Replacement Value, the Calculation Agent shall deliver to Buyer and Seller a notice (the "TERMINATION AMOUNT NOTICE") specifying the Replacement Value. Not later than three Business Days following delivery of a Termination Amount Notice, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer in an amount equal to the Replacement Value. Notwithstanding the foregoing, to the extent that any Marketable Securities are received by holders of Common Stock in such Reorganization Event, then in lieu of delivering cash as provided in the immediately preceding sentence, Seller may deliver Marketable Securities with an equal value (as determined by the Calculation Agent).



                                    ARTICLE 8
                                  ACCELERATION

         SECTION 8.01. Acceleration. If one or more of the following events (each an "ACCELERATION EVENT") shall occur:

                  (a) any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in Buyer's reasonable judgment is highly likely to have a material adverse effect on the financial condition of Seller or on Seller's ability to perform Seller's obligations hereunder, or that is likely to affect the validity or binding effect of any agreement of Seller hereunder or under the Pledge Agreement;

                  (b) Seller is dissolved, makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for it or any substantial part of its property, commences any proceeding relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against or with respect to it or any substantial portion of its property any such proceeding and an order for relief is issued or such proceeding remains undismissed for a period of 30 days;

                  (c) at any time, representations made by Seller in Sections 4.01(b), 4.01(c), 4.01(d) and 4.01(i) under this Agreement or in
         Section 3 under the Pledge Agreement or any certificate delivered pursuant to Section 5(b) of the Pledge Agreement would be incorrect or misleading in any material respect if made as of such time;

                  (d) Seller fails to deliver shares of Common Stock (or the Cash Settlement Amount) on the Maturity Date as required by this Agreement;

                  (e) Seller fails to fulfill or discharge when due any of Seller's obligations, covenants or agreements under or relating to this Agreement or the Pledge Agreement (other than the obligation referred to in Section 8.01(d)) and such failure remains unremedied for 60 days following notice from Buyer;

                  (f) due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after the date hereof, it becomes unlawful for Seller to perform any absolute or contingent obligation to make payment or delivery hereunder or to comply with any other material provision of this Agreement or the Pledge Agreement;

                  (g) in the reasonable judgment of the Calculation Agent, Buyer is unable to hedge Buyer's exposure to this Agreement because of the lack of sufficient shares of Common Stock being made available for share borrowing by lenders;

                  (h) there occurs a default under any indebtedness for money borrowed by Seller, the General Partner or the Limited Partner whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, is in excess of $10,000,000 principal amount, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace or cure period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

                  (i) a Collateral Event of Default within the meaning of the Pledge Agreement shall occur;

         then, upon notice to Seller from Buyer at any time following an Acceleration Event, an "ACCELERATION DATE" shall occur, and Seller shall become obligated to deliver to Buyer on the date (the "ACCELERATION DELIVERY DATE") three Exchange Business Days following delivery of the Acceleration Amount Notice a number of shares of Free Stock equal to the Acceleration Amount; provided that if Secured Party proceeds to realize upon any collateral pledged under the Pledge Agreement and to apply the proceeds of such realization as provided in the second paragraph of Section 7(d) thereof, then, to the extent of such application of proceeds, Seller's obligation to deliver Free Stock pursuant to this paragraph shall be deemed to be an obligation to deliver an amount of cash equal to the aggregate Market Value of such Free Stock on the Acceleration Date. The "ACCELERATION AMOUNT" means the quotient obtained by dividing: (i) the Replacement Value by (ii) the Market Value per share of the Common Stock on the Acceleration Date.

         The "REPLACEMENT VALUE" means an amount determined by the Calculation Agent representing the fair replacement value (including both intrinsic and time value) to Buyer of an agreement with terms that would preserve for Buyer the economic equivalent of the payments and deliveries that Buyer would, but for the occurrence of the Acceleration Date, have been entitled to receive after the Acceleration Date hereunder (taking into account any adjustments pursuant to Section 7.01 or pursuant to Section 5(i) of the Pledge Agreement that may have been calculated on or prior to the Acceleration Date), including any loss of bargain, cost of funding or, without duplication, loss or cost incurred as a result of

Buyer's terminating, liquidating, obtaining or reestablishing any hedge or related trading position.

         As promptly as reasonably practicable after calculation of the Replacement Value, the Calculation Agent shall deliver to Seller and Buyer a notice (the "ACCELERATION AMOUNT NOTICE") specifying the Acceleration Amount of shares of Common Stock required to be delivered by Seller.



                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Buyer shall be directed to it care of Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010, Telecopy No. (212) 325-8175, Attention:
Ricardo Harewood. Notices to Seller shall be directed to Seller at Suite 850, 101 Convention Center Drive, Las Vegas, Nevada 89019, Telecopy No. (702) 598-3651, with a copy to Robert E. Freitas, Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, California 94025, Telecopy No. (650) 614-7401.

         SECTION 9.02. Governing Law; Submission to Jurisdiction; Severability; Waiver of Jury Trial; Service of Process. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereto submits to the jurisdiction of the Courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City.

         (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

         (c) SELLER AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         (d) Seller irrevocably appoints Corporation Trust Company of Nevada as process agent to receive for Seller and on Seller's behalf, service of process in any action, suit or other proceeding arising out of this Agreement, the Pledge Agreement or any transaction contemplated hereby or thereby. If for any reason

Corporation Trust Company of Nevada is unable to act as such, Seller will promptly notify Buyer and within 30 days appoint a substitute process agent acceptable to Buyer. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law. Buyer irrevocably appoints Credit Suisse First Boston Corporation as process agent to receive for Buyer and on Buyer's behalf, service of process in any action, suit or other proceeding arising out of this Agreement, the Pledge Agreement or any transaction contemplated hereby or thereby. If for any reason Credit Suisse First Boston Corporation is unable to act as such, Buyer will promptly notify Seller and within 30 days appoint a substitute process agent acceptable to Seller. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

         SECTION 9.03. Entire Agreement; Other. Except as expressly set forth herein, this Agreement constitutes the entire agreement and understanding among the parties with respect to its subject matter hereof and supersedes all oral communications and prior writings with respect thereto. The parties hereby agree that (i) Seller is not obligated to keep confidential or otherwise limit the use of any element of any description contained in this Agreement or the Pledge Agreement that is necessary to understand or support any United States federal income tax treatment and (ii) Buyer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Seller.

         SECTION 9.04. Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.05. No Third Party Rights, Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller, Buyer and their respective successors and assigns and no other person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Seller and Buyer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Seller and Buyer and their respective successors and assigns. The rights and duties under this Agreement may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto; provided that (i) Buyer may assign or transfer any of its rights or duties hereunder without the prior written consent of Seller and (ii) the Agent may assign or transfer any of its rights or duties hereunder without the prior written consent of the other parties hereto to any affiliate of Credit Suisse First Boston, so long as such affiliate is a broker-dealer registered with the Securities and Exchange Commission.

         SECTION 9.06. Calculation Agent. All determinations and calculations of the Calculation Agent made pursuant to this Agreement or the Pledge Agreement shall be made in a commercially reasonable manner and shall be binding in the absence of manifest error. The Calculation Agent will have no responsibility for good faith errors or omissions in the determination so made of any Closing Price, the Maturity Price, the Exchange Rate, the Cash Settlement Amount or any other amount as provided herein or in the Pledge Agreement. The Calculation Agent shall promptly advise Seller in writing of any adjustments, calculations or determinations made by it under this Agreement or the Pledge Agreement. The Calculation Agent shall in good faith consider and respond in writing to any objection of Seller to any determination or calculation of the Calculation Agent hereunder or under the Pledge Agreement.

         SECTION 9.07. Netting and Set-off. (a) If on any date, cash would otherwise be payable or shares of Common Stock or other property would otherwise be deliverable (including, for the avoidance of doubt, the replacement, as required by Section 5(i) of the Pledge Agreement, of shares of Common Stock that have been rehypothecated pursuant to such Section) pursuant to this Agreement or the Pledge Agreement by Buyer to Seller and by Seller to Buyer and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party's obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

         (b) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of a Reorganization Termination Date to which clause (B) of
Section 7.02 of this Agreement applies or an Acceleration

Date, Buyer shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by this Agreement pursuant to the terms of this Agreement, and to set off any obligation that Buyer or any affiliate of Buyer may have to Seller pursuant to this Agreement or the Pledge Agreement, including without limitation any obligation to make any release, delivery or payment to Seller pursuant to the Pledge Agreement, against any right Buyer or any of its affiliates may have against Seller pursuant to this Agreement or the Pledge Agreement, including without limitation any right to receive a payment or delivery pursuant to Section 2.03(b), Section 2.04, Section 3.01, Section 7.02,
Section 7.04 or Section 8.01 of this Agreement or any other provision of this Agreement. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor's option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Common Stock or right to receive Common Stock, the value at any time of such obligation or right shall be determined by reference to the Market Value of the Common Stock at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

         SECTION 9.08. Matters Related to Credit Suisse First Boston Corporation, as Agent. (a) Credit Suisse First Boston Corporation shall act as "agent" for Buyer and Seller within the meaning of Rule 15a-6 under the Securities Exchange Act of 1934 in connection with the transactions contemplated by this Agreement and by the Pledge Agreement.

         (b) The Agent shall have no responsibility or liability (including, without limitation, by way of guarantee, endorsement or otherwise) to Buyer or Seller or otherwise in respect of this Agreement or the Pledge Agreement, including, without limitation, in respect of the failure of Buyer or Seller to pay or perform under this Agreement or the Pledge Agreement, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder or thereunder.

         (c) Each of Buyer and Seller agrees to proceed solely against the other to collect or recover any securities or money owing to Buyer or Seller, as the case may be, in connection with or as a result of this Agreement or the Pledge Agreement.

         (d) As a broker-dealer registered with the Securities and Exchange Commission, Credit Suisse First Boston Corporation, in its capacity as Agent, will be responsible for (i) effecting the transactions contemplated by this Agreement and the Pledge Agreement, (ii) issuing all required notices, confirmations and statements to Buyer and Seller and (iii) maintaining books and records relating to this Agreement and the Pledge Agreement.

         SECTION 9.09. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.



                                            SELLER:

                                            ZG NEVADA LIMITED PARTNERSHIP

                                            By: ZG Nevada, Inc.,
                                                   its General Partner


                                            By:_____________________________
                                                 Name:
                                                 Title:


                                            BUYER:

                                            CREDIT SUISSE FIRST BOSTON
                                               INTERNATIONAL


                                            By:_____________________________
                                                 Name:
                                                 Title:

                                            By:_____________________________
                                                 Name:
                                                 Title:

                                            AGENT:

                                            CREDIT SUISSE FIRST BOSTON
                                               CORPORATION


                                            By:_____________________________
                                                 Name:
                                                 Title:

                                                                         ANNEX A


         (a) Seller is a limited partnership duly organized and existing in good standing under the laws of the State of Nevada.

         (b) The execution and delivery of this Agreement and the Pledge Agreement and the performance by Seller of Seller's obligations hereunder and thereunder do not violate or conflict with any provision of the Organizational Documents, any law applicable to Seller, any order or judgment of any court or other agency of government known to such counsel applicable to Seller or any of Seller's assets or any contractual restriction known to such counsel binding on or affecting Seller or any of Seller's assets.

         (c) All government and other consents that are known to such counsel to be required to have been obtained by Seller with respect to this Agreement or the Pledge Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

         (d) Seller has the requisite partnership power and authority to enter into and perform this Agreement and the Pledge Agreement and to deliver the Contract Shares in accordance with the terms hereof. The execution and delivery of this Agreement and the Pledge Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby (including the delivery by Seller of the Contract Shares) have been duly authorized by all necessary partnership action. This Agreement and the Pledge Agreement have been duly executed and delivered by Seller. Seller's obligations under this Agreement and the Pledge Agreement constitute Seller's legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

         (e) To such counsel's knowledge, no registration, recordation or filing with any governmental body, agency or official is required by Seller in connection with the execution and delivery by Seller of this Agreement or the Pledge Agreement, other than any such registration, recordation or filing that
(i) has previously been made or (ii) will be made by Seller in connection with
Section 13(d) or 16 of the Securities Exchange Act of 1934, as amended.

         (f) The Pledge Agreement creates in favor of Buyer a security interest in Seller's rights in the Initial Pledged Items. Upon the Custodian's indicating by book entry that such Collateral has been credited to Buyer's securities account pursuant to the Pledge Agreement, Buyer will have control (within the meaning of Section 8-106 of the UCC) of a security entitlement with respect to such Collateral and such security interest will be perfected. Assuming that Buyer acquires such security entitlement without notice of any adverse claim, then an action based on an adverse claim to the financial asset relating to such Collateral, whether framed in conversion, replevin, constructive trust, equitable lien, or other theory, may not be asserted against Buyer.

         (g) Assuming that Buyer purchases Common Stock pursuant to the Securities Contract and that, at the time of such purchase the Custodian has indicated by book entry that such Common Stock has been credited to Buyer's account, and that Buyer acquires such security entitlement without notice of any adverse claim, then an action based on an adverse claim to the financial asset relating to such Common Stock, whether framed in conversion, replevin, constructive trust, equitable lien, or other theory, may not be asserted against Buyer.











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